Exhibit 5.2

[Latham & Watkins LLP Letterhead]

September 15, 2005

Realty Income Corporation

220 West Crest Street

Escondido, California 92025

Re:          Registration Statement No. 333-113032; $175,000,000

Aggregate Principal Amount of 5 3/8% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as special counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with the issuance of $175,000,000 aggregate principal amount of 5 3/8% Senior Notes due 2017 (the “Securities”) under the Indenture dated as of October 28, 1998 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”), pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2004 (File No. 333-113032), as amended by Amendment No. 1 filed with the Commission on March 11, 2004 (as so amended, the “Registration Statement”), (ii) a prospectus supplement dated September 8, 2005 (the “Prospectus Supplement”) and a related prospectus dated March 23, 2004 (collectively the “Prospectus”), and (iii) a purchase agreement dated September 8, 2005 (the “Purchase Agreement”) by and among Banc of America Securities LLC and Citigroup Global Markets Inc. as representatives of the several underwriters named in Schedule A thereto and the Company.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act, and no opinion is expressed herein as to any matters pertaining to the contents of the Registration Statement or the Prospectus, other than as to the enforceability of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.  We understand that certain matters concerning the laws of the State of Maryland are addressed in an opinion of Venable LLP, separately provided to you, and we express no opinion with respect to those matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered on behalf of the Company against payment of the purchase price therefor specified in the Purchase Agreement, the Securities will be legally valid and binding obligations of the Company enforceable against it in accordance with their terms.

The opinion rendered in the foregoing paragraph relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications:  (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) restrictions upon non-written modifications and waivers; and (v) we express no opinion concerning the enforceability of (a) the waiver of rights or defenses contained in the Indenture; (b) any provision requiring payment of attorneys’ fees, where such payment is contrary to law or public policy; or (c) any provision permitting, upon acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

With your consent, we have assumed for purposes of this opinion that (i) the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Maryland, and has the corporate power and authority to enter into and consummate the transactions contemplated by the Purchase Agreement, the Indenture and the Securities (collectively, the “Documents”); (ii) the Securities have been duly authorized for issuance by all necessary corporate action by the Company and the execution, delivery and performance of the Documents have been duly authorized by all necessary corporate action by the Company; (iii) the Documents have been duly authorized, executed and delivered by the parties thereto, including the Company; (iv) the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (v) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to a current report on Form 8-K and to the reference to our firm in the Prospectus Supplement under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rule and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP